Exhibit 99.1

PURCHASE AND SALE AGREEMENT

by and between

DUNE ENERGY, INC.,

DUNE PROPERTIES, INC.

(collectively as Seller)

and

PIONEER NATURAL RESOURCES USA, INC.

(Buyer)

Dated as of June 30, 2008

TABLE OF CONTENTS

AGREEMENT:		1

1.	Property to be Sold and Purchased.	1

2.	Effective Date.	3

3.	Purchase Price and Performance Deposit.	3

4.	Allocation of Base Purchase Price.	4

5.	Representations of Seller.	4

6.	Representations of Buyer.	9

7.	Certain Covenants of Seller Pending Closing.	10

8.	Due Diligence Reviews.	12

9.	Certain Price Adjustments.	15

10.	Conditions Precedent to the Obligations of Buyer.	20

11.	Conditions Precedent to the Obligations of Seller.	21

12.	The Closing.	22

13.	Certain Accounting Adjustments.	24

14.	Assumption and Indemnification.	25

15.	Disclaimer of Warranties.	29

16.	Commissions.	30

17.	Notices.	30

18.	Survival of Provisions. Certain Limitations on Liability.	31

19.	Miscellaneous Matters.	31

20.	Notification of Breaches; Supplementing Disclosure Schedules	35

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List of Exhibits:

Exhibit A	-	Oil and Gas Properties
Exhibit A-1	-	List of Maps
Exhibit B	-	Contracts
Exhibit 1-E	-	Excluded Assets
Exhibit D	-	Allocated Values & WI/NRI
Exhibit 3(b)		Escrow Agreement
Exhibit 5(d)	-	Scheduled Consents
Exhibit 5(f)	-	Actions
Exhibit 5(g)	-	Liens
Exhibit 5(i)	-	Tax Matters
Exhibit 5(k)	-	Permits
Exhibit 5(n)	-	Preferential Purchase Rights
Exhibit 5(o)		Extraordinary Agreements
Exhibit 5(p)		Defaults
Exhibit 5(q)		Drilling and Development
Exhibit 7(b)	-	Certain Existing Commitments
Exhibit 9(f)	-	Outstanding Interests
Exhibit E	-	Conveyance
Exhibit 12(a)(8)	-	Seller’s Non-Foreign Affidavit
Exhibit 12(a)(13)	-	Transition Services Agreement
Exhibit 14(a)	-	Additional Assumed Obligations

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PURCHASE AND SALE AGREEMENT

THIS AGREEMENT (“Agreement”) dated as of June 30, 2008 by and between DUNE ENERGY, INC. (“DEI”) and DUNE PROPERTIES, INC. (“DPI”) (DEI and DPI are collectively referred to herein as “Sellers”, and individually as a “Seller”) and PIONEER NATURAL RESOURCES USA, INC. (herein called “Buyer”) (Seller and Buyer are sometimes referred to collectively as the “Parties” and each a “Party”);

WITNESSETH:

Sellers desire to sell and assign to Buyer, and Buyer desires to purchase and acquire from Sellers, all of Sellers’ rights, titles and interests in the Properties, as hereinafter defined), in accordance with the terms and provisions of this Agreement.

AGREEMENT:

For the mutual benefits and obligations set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1. Property to be Sold and Purchased.

Sellers agree to sell and Buyer agrees to purchase, for the consideration hereinafter set forth, and subject to the terms and provisions herein contained, the following described properties, rights and interests (except to the extent any of the same constitute any Excluded Assets, as defined below):

(a) The respective undivided Working Interests (as hereinafter defined) and Net Revenue Interests (as hereinafter defined) in and to, together with all of Sellers’ other rights, titles and interests in and to, the oil, gas and/or mineral leases or leasehold interests described in Exhibit A hereto and all lands covered by said leases and leasehold interests, mineral and surface fee interests, royalty and overriding royalty interests, and any rights and interests attributable to any of the foregoing interests by virtue of any pooling, unitization, communitization, operating or other agreements, and in and to any ratifications and/or amendments to such leases, all being subject to any reservations, depth limitations, or other restrictions in or under the same (collectively the “Oil and Gas Properties”); and

(b) All rights, titles and interests of Sellers in and to all contracts and agreements relating to the Oil and Gas Properties including but not limited to production sales contracts, operating agreements, unit agreements, processing agreements, transportation agreements, farmout agreements, development agreements, and tax partnerships, and any other contracts and agreements that are listed on Exhibit B hereto which relate to any of the Oil and Gas Properties, to the extent and only to the extent, such rights, titles and interests are attributable to the Oil and Gas Properties (collectively the “Contracts”); and

Purchase and Sale Agreement

(c) All of Sellers’ rights, titles and interests in and to, all wells (including oil and gas wells and wellbores), materials, supplies, machinery, equipment, improvements and other personal property and fixtures (including but not limited to all casing, pipelines, wells, wellhead equipment, pumping units, flowlines, tanks, buildings, injection facilities, saltwater disposal facilities, compression facilities, gathering systems, and other inventory and equipment) located on the Oil and Gas Properties and used in connection with the exploration, development, operation or maintenance thereof, to the extent, and only to the extent, such rights, titles and interests are attributable to the Oil and Gas Properties (collectively the “Personal Property”); and

(d) All rights, titles and interests of Sellers in and to all rights of way, easements, surface leases, and other rights of surface use which relate to any of the Oil and Gas Properties or Personal Property, to the extent and only to the extent, such rights, titles and interests are attributable to the Oil and Gas Properties (collectively the “Surface Interests”); and

(e) All rights, titles and interests of Sellers in and to all natural gas, casinghead gas, drip gasoline, natural gasoline, natural gas liquids, condensate, products, crude oil and all other liquid or gaseous hydrocarbons produced from or otherwise allocable to the Oil and Gas Properties or the Personal Property on and after the Effective Date (as defined below) (collectively the “Hydrocarbons”) and all the proceeds therefrom or attributable thereto; and

(f) All right, title and interests of Sellers in and to Sellers’ files, records, documents, correspondence and data to the extent and only to the extent, pertaining to the interests described in subsections (a), (b), (c), (d), (e), (f) and (g) of this Section 1 including but not limited to lease files, land files, well files, contract files, division order files, title opinions, engineering files, geological, geophysical and seismic records, plats, surveys, maps, cross-sections, production records, electric logs, cuttings, cores, core data, pressure data, decline and production curves, well files and all related matters, but excluding any interpretive information pertaining to economic or reserve forecasts and excluding any third-party data or information that can not be conveyed without penalty (collectively the “Records”) and

(g) Subject to any limitation on assignment thereof, all of Sellers’ rights, titles and interests, if any, in and to the benefit of, and full power and right of substitution and subrogation for, 1) all warranties (including title warranties) and indemnities provided by third parties in favor of either of Sellers or its predecessors, pertaining to the Oil and Gas Properties, Contracts, Personal Property, Surface Interests, Hydrocarbons, and Records after the Effective Date and before the Effective Date) and 2) all other intangible rights, properties or interests of or pertaining to the Oil and Gas Properties, Contracts, Personal Property, Surface Interests, Hydrocarbons and Records, to the extent and only to the extent, such rights, titles and interests are attributable to the Oil and Gas Properties (except that as to the period before the Effective Date to the extent either of Sellers is indemnifying Buyer hereunder Sellers shall be deemed to have retained the concurrent benefit of such indemnities and warranties) (collectively, the “Tangible and Intangible Rights”).

Purchase and Sale Agreement

The Oil and Gas Properties, Contracts, Personal Property, Surface Interests, Hydrocarbons, Records and Tangible and Intangible Rights are herein sometimes collectively called the “Properties” and each is a “Property;” provided, however, that those assets, interests and claims described on Exhibit 1-E attached hereto, or otherwise expressly excluded from the Properties pursuant to Section 8 or Section 9 of this Agreement and listed on a mutually agreed amended Exhibit 1-E to be delivered by Sellers at Closing, are excluded from the transactions contemplated herein and shall not be deemed to be part of the Properties (collectively the “Excluded Assets”), and Buyer, its successors and assigns, shall have no liability, obligation or responsibility with regard to the Excluded Assets. For purposes hereof, the terms (x) “Net Revenue Interest” (or “NRI”) means the undivided interest in the Hydrocarbons after deducting all royalties, overriding royalties, production payments, and other burdens on the Hydrocarbons, expressed as a percentage or a decimal; and (y) “Working Interest” (or “WI”) means that undivided interest in the Hydrocarbons which is burdened by a share of the costs, expenses, burdens, and obligations of any type or nature attributable to the production and/or recovery of the Hydrocarbons, expressed as a percentage or a decimal. “Affiliate” or “affiliates” means, as to any Party, each other Person that directly or indirectly (through one or more intermediaries or otherwise) controls, is controlled by, or is under common control or ownership with, such Person. “Person” means an individual, corporation, partnership, association, joint stock company, trust or trustee thereof, estate or executor thereof, unincorporated organization or joint venture, court or other governmental unit or other agency or subdivision thereof, or any other legally recognizable entity.

2. Effective Date.

The sale of the Properties shall be effective as of 7 a.m. Central Time on May 1, 2008 (the “Effective Date”).

3. Purchase Price and Performance Deposit.

(a) The purchase price for the Properties shall be Forty-one Million Five Hundred Thousand and 00/100 Dollars ($41,500,000.00) (the “Base Purchase Price”), as adjusted pursuant to this Agreement.

(b) Contemporaneous with the execution and delivery of this Agreement, the Sellers and Buyer shall execute and deliver an escrow agreement in substantially the form attached hereto as Exhibit 3(b) (the “Escrow Agreement”). As evidence of its good faith intention to consummate the transactions contemplated hereby, within the later to occur of one business day after the execution of this Agreement or the appointment of the Escrow Agent (as defined in the Escrow Agreement), and in accordance with the Escrow Agreement, Buyer has tendered (or immediately shall tender) a cash performance deposit with the Escrow Agent under the Escrow Agreement, in the amount of five percent (5%) of the Base Purchase Price, said amount being Two Million Seventy-Five Thousand and 00/100 Dollars U.S. ($2,075,000) (the “Performance Deposit”). The Performance Deposit shall be retained by said Escrow Agent until released by agreement of the Parties in accordance with terms hereof and the terms of the Escrow Agreement. In the event the Agreement is terminated prior to Closing, the Parties’ respective rights to the Performance Deposit shall be as set forth in Section 19(n) below. In the event the transactions contemplated herein close, the Performance Deposit shall be retained by Sellers and credited against the Purchase Price payable by Buyer hereunder.

Purchase and Sale Agreement

4. Allocation of Base Purchase Price.

Buyer has allocated the Base Purchase Price among the Properties as set forth on Exhibit D attached hereto for the purpose of (1) establishing a basis for certain taxes, and (2) determining the value of a Defect (defined hereinbelow) for purposes of adjusting the Base Purchase Price. The allocated amounts are referred to herein as the “Allocated Values.” Buyer and Seller agree that the Allocated Values, as adjusted, shall be used by Sellers and Buyer as the basis for reporting asset values and other items for purposes of all federal, state, and local tax returns. Sellers and Buyer each agree that the Properties subject to this Agreement do not constitute an “applicable asset acquisition” as described under the Internal Revenue Code section 1060 and the regulations thereunder, and do not constitute a trade or business in the ordinary sense of the term. Sellers and Buyer each agree to report the federal, state and local income and other tax consequences of the transactions contemplated herein, and in particular to report the information consistent with the terms of this Agreement and shall not take any position inconsistent therewith upon examination of any tax return, in any refund claim, in any litigation, investigation or otherwise unless required to do so by applicable Law after notice to the other Party, or with such other Party’s prior consent. Sellers and Buyer shall confer and cooperate on any revisions to the allocation of the Purchase Price, including reporting any matters that require updating (including adjustments to the Purchase Price) to be consistent with the agreed allocation. Should the Internal Revenue Service (or any other taxing authority) determine that the Properties constitute an “applicable asset acquisition”, and the Parties agree with this determination, then Sellers and Buyer agree to the necessary and timely exchange of information required to complete and timely file, consistent with the above allocations, a Form 8594, and any other form required by the Internal Revenue Service (or any other taxing authority).

5. Representations of Seller.

For purposes of this Section 5, references to “Sellers’ knowledge” “to the best of Sellers’ knowledge or similar phrases shall mean the facts actually known or that should have reasonably been known by the executive management, the President, CEO, CFO or the COO of the Seller, respectively, without further investigation or inquiry. Seller represents to Buyer that:

(a) Organization; Qualification. DEI is a corporation duly incorporated and legally existing and in good standing under the laws of the State of Delaware and is duly qualified to own its Properties and to carry on its business as now being conducted. DPI is a corporation duly incorporated and legally existing and in good standing under the laws of the State of Texas and is duly qualified to own its Properties and to carry on its business as now being conducted.

(b) Authority. Each Seller has full power and authority to enter into and perform its obligations under this Agreement, and has taken all proper action to authorize such Seller to enter into this Agreement and perform its obligations hereunder.

Purchase and Sale Agreement

(c) No Breach or Violation. Other than (1) requirements (if any) that there be obtained consents to assignments from third parties (which will be treated as provided in Section 7(d)) and (2) approvals (“Routine Governmental Approvals”) required to be obtained from governmental entities which are customarily obtained post closing, neither the execution and delivery of this Agreement by Sellers nor the consummation by Sellers of the transactions contemplated hereby, nor the compliance by Sellers with the terms hereof, will result in any (i) default under any Contract or any other agreement or instrument to which a Seller is a party or by which Sellers’ interest in the Properties is bound, or violate any order, writ, injunction, decree, statute, rule or regulation applicable to such Seller or to Sellers’ interest in the Properties, (ii) conflict with or result in a breach of the regulations, charter, articles of formation or partnership or other organization documents of Sellers or any other governing documents of Sellers, (iii) violation of, conflict with, or constitute a default under, or result in the creation or imposition of any security interest, lien, or encumbrance upon any of the Properties or other property or assets of Sellers under any mortgage, indenture, or agreement to which it is a party or by which any of the Properties are bound, or (iv) violation of any statute or law or any judgment, decree, order, writ, injunction, regulation, or rule of any court or governmental authority.

(d) Consents. Except for the consents and approvals listed in Exhibit 5(d) (the “Scheduled Consents”), no consent or approval on the part of Sellers or any other party, person, party or governmental authority is required to authorize the execution and delivery of this Agreement by Sellers, the sale and transfer of the Properties, or the consummation of the other transactions contemplated hereby.

(e) Enforceable. This Agreement constitutes (and the Conveyance provided for herein to be delivered at Closing will, when executed and delivered, constitute) the legal, valid and binding obligation of Sellers, enforceable in accordance with its terms, except as limited by bankruptcy or other laws applicable generally to creditor’s rights and as limited by general equitable principles.

(f) Actions. Except as shown on Exhibit 5(f), there are no pending, or to the best of Sellers’ knowledge, threatened, suits, actions, or other proceedings (including condemnation or similar proceedings) or claims which affect Sellers’ interest in the Properties (including, without limitation, any actions challenging or pertaining to Sellers’ title to its interest in any of the Properties) in any material respect, or affect the execution and delivery of this Agreement by Sellers, or the consummation by Sellers of the transactions contemplated hereby, or which could have a material adverse affect on the use, value or operation of the Properties.

(g) Special Warranty of Title. Sellers will warrant and defend title to the interest in the Oil and Gas Properties stated on Exhibit A hereto against the claims and demands of all parties claiming or to claim the same by, through, or under Seller, but not otherwise, subject to the following (collectively, “Permitted Encumbrances”): (i) liens for taxes or assessments not yet due or delinquent or, if delinquent, that are being contested in good faith in the normal course of business; (ii) conventional rights of reassignment; (iii) easements, permits, rights-of-way, and other rights in the Oil and Gas

Purchase and Sale Agreement

Properties for the purpose of surface operations, roads, railways, pipelines or other lines, removal of timber, grazing, ditches, reservoirs, and other like purposes, or for the joint or common use of real estate; (iv) vendors, carriers, warehousemen’s, repairmen’s, mechanics, workmen’s, materialmen’s, construction liens or other like liens arising by operation of law in the ordinary course of business or incident to the construction or improvement of any property in respect of obligations which are not yet due or which are being contested in good faith by appropriate proceedings by or on behalf of Seller, and if contested are listed on Exhibit 5(g) attached hereto; (v) inchoate liens created under leases constituting the Oil and Gas Properties, operating agreements, or by operation of law in respect of obligations that are not yet due or that are being contested in good faith by appropriate proceedings by or on behalf of Seller, and if contested are listed on Exhibit 5(g) attached hereto; provided that none of the foregoing subparts (i)-(v) above individually or in the aggregate materially interfere with the operation or use of any of the Oil and Gas Properties (as currently owned and operated), or reduce the Net Revenue Interest of Seller in any well, or lease to an amount less than the Net Revenue Interest set forth on Exhibit D therefor (or increase the Working Interest without a corresponding increase in the Net Revenue Interest), (vi) other inchoate liens listed on Exhibit 5(g), (vii) encumbrances and rights set forth in any of those Contracts identified in Exhibit B or in Schedule 5(o), and (viii) liens to be released at or in connection with the Closing (however, such liens shall only be considered “Permitted Encumbrances” to the extent such liens are, in fact, released in connection with of prior to Closing); and (ix) any Defects waived by Buyer.

(h) No Brokers’ Fees. Seller has incurred no liability, contingent, or otherwise, for brokers’ or finders’ fees relating to the transactions contemplated by this Agreement for which Buyer or its successors or assigns shall have any responsibility whatsoever.

(i) Tax Matters. Seller is not a “foreign person” as defined in Section 1445 of the Internal Revenue Code of 1986 and in any regulations promulgated thereunder. Seller has paid or caused to be paid all state and local taxes, rates and like assessments for periods prior to the Effective Date that have become due and payable which, if not so paid, could result in a lien or encumbrance upon any of the Properties, including, without limitation, excise, property, ad valorem, franchise, severance and production taxes; but not including (i) taxes, rates and like assessments which are being contested in good faith, and are shown on Exhibit 5(i), (ii) taxes not yet due and payable, and (iii) taxes which are the responsibility of Buyer.

(j) Compliance with Laws. To Seller’s knowledge, neither Seller, nor the operator of those Properties operated by third parties, has violated any laws, statutes, regulations, or orders applicable to any of the Properties or the operation thereof which violation (i) would have a material adverse affect on the value or operation of the affected Properties, or (ii) has not been remedied, excluding, for purposes of this Section 5 any Environmental Laws (as defined in Section 14(e)), as issues relating to Environmental Laws are addressed in Defect procedures set forth in Sections 8 and 9 and in Section 14. and in Section 5(s).

Purchase and Sale Agreement

(k) Permits. Except as set forth in Exhibit 5(k), to the best of Seller’s knowledge, all material franchises, licenses, permits, approvals, consents, certificates and other authorizations and other rights granted by governmental entities, and all certificates of necessity and other similar rights that relate to the Properties, or the ownership, operation, or use thereof (collectively, the “Permits”) affecting or required with respect to the Properties (i) have been obtained and maintained (and no material violation exists in respect thereof), (ii) have been, or at least ten (10) days prior to Closing will be, made available for Buyer’s review, and (iii) are being transferred to Buyer in this transaction, to the extent transferable.

(l) No Calls on Production or Take or Pay. There are no calls or hedges on production applicable to the Properties or the production therefrom, and to the knowledge of Seller, there are no prepayment arrangements under any contract for the sale of hydrocarbons containing a “take or pay” or similar provision or a production payment or any arrangement to deliver Hydrocarbons produced from the Properties at some future time without then receiving full payment therefor; and, Seller has not produced a share of gas from the Properties greater than Seller’s ownership percentage and is under no obligation, and no oil or gas imbalance exists, to reduce Seller’s (or Buyer’s on or after Closing, with regard to any existing imbalances) share of present or future production under any oil or gas balancing agreement or similar contract or arrangement or otherwise to bring under-produced parties into balance.

(m) Royalties Paid. To the best of Sellers’ knowledge, all royalties, rentals and other payment due with regard to the Properties or the production therefrom have been properly and timely paid.

(n) Preferential Rights to Purchase. Except as set forth in Exhibit 5(n), there are no rights of first refusal or preferential purchase rights that are applicable to the Properties or any of them that are applicable to Seller or the transactions contemplated by this Agreement.

(o) Agreements. Except as set forth in any contract or agreement described in Exhibit B or in Exhibit 5(o), there is no provision or obligation contained in any contract or agreement affecting the Properties which is to be assumed by Buyer and which (i) is not substantially customary to currently accepted oil and gas industry standards, (ii) requires an extraordinary and unusual expenditure in connection with the operation of the Properties or (ii) would otherwise have a material adverse affect on Buyer’s ownership and/or operation of any of the Properties. Except with regard to that would otherwise constitute a Permitted Encumbrance (as defined in Section 5(g) above), there is no provision or obligation affecting the Properties contained in any contract or agreement which (1) requires Buyer to bear a greater share of the costs and expenses relating to the operation of a Property than the decimal Working Interest therein, as set forth in Exhibit D attached hereto or (2) would, with respect to a Property, diminish the Net Revenue Interest (or increase the Working Interest without a corresponding increase in the Net Revenue Interest) therein as set forth in Exhibit D attached hereto, except as such matters are noted in the “Comments” column of Exhibit D, and except to the extent resulting from elections made after Closing under customary “non-consent” or “sole risk”

Purchase and Sale Agreement

provisions of joint operating agreements or joint exploration agreements or other agreements scheduled in Exhibit B or in Exhibit 5(o). Exhibit B attached hereto sets forth a true and complete list of all Contracts to which Seller, any of Seller’s affiliates (including any contracts or agreement between or among Seller and any of its affiliates), or any of the Properties are otherwise bound. True, correct and complete copies of all material Contracts (and all amendments or supplements thereto) have been, or at least fifteen (15) days prior to the end of the Diligence Period will be, provided to Buyer. Except as set forth in Exhibit B and Exhibit 5(o), none of the Contracts or other Properties would subject Buyer to any covenant not to compete, area of mutual interest, or similar restriction

(p) No Default; Terms. Except as set forth in Exhibit (5)(p), each of the Oil and Gas Properties and all leases related thereto and all other Contracts (including, without limitation, those contracts described in Exhibit B) are in full force and effect (except as limited by bankruptcy or other laws applicable generally to creditor’s rights and as limited by general equitable principles) and neither Seller nor, to the best of Sellers’ knowledge, any other party thereto is in default thereunder or in material breach thereof

(q) Drilling and Development. The items set forth on Exhibit 5(q), in the aggregate, constitute a true, correct and complete list and description of (i) all obligations that Sellers may have to drill wells on any of the Properties necessary to prevent such Properties from becoming subject to forfeiture, loss, release, or the obligation to re-assign any acreage, lands, leases (or portions thereof) affecting such a Property prior to the commencement of any continuous drilling obligation or similar drilling obligation, and (ii) a description of any clauses in leases affecting the Properties requiring continuous drilling activity; SAVE AND EXCEPT, however, that Exhibit 5(q) does not include any reference to, and no representation is made in this Section 5(q) with regard to, any lease habendum clauses requiring production in paying quantities beyond the primary terms of leases to which the Properties are subject.

(r) Entirety of Sellers’ Interest. Except as expressly stated otherwise in this Agreement or in Exhibit 1-E attached hereto, Sellers are not retaining any interest in the oil, gas and/or mineral leases or the production or proceeds comprising the Oil and Gas Properties.

(s) Environmental. To Sellers’ knowledge and only to the extent the same would have constituted a “Defect” if discovered and asserted prior to Closing under Sections 8 and 9, there is no existing environmental contamination of the surface or subsurface of the land underlying the Oil and Gas Properties or the surface water or groundwater or soil resulting or related to the activities on the Oil and Gas Properties which requires or will require with the passage of time remediation under Environmental Laws by Buyer as of the Closing Date; provided, however, that excluded from this representation is any matter that is either asserted by Buyer, or actually known by an executive of the Buyer who is a manager-level executive or above, on or prior to the date specified in Section 8(a) below (being the date to submit any Asserted Defects (as defined therein)).

Purchase and Sale Agreement

(t) Insolvency. Neither of Sellers is insolvent and is not contemplating filing for bankruptcy protection and no petition for bankruptcy or involuntary bankruptcy for Sellers have been filed in any court, or to Sellers’ knowledge, threatened.

(u) No Liens. Except as set forth on Exhibit 5(g) and except for Permitted Encumbrances (as defined in Section 5(g) above), none of the Properties are subject to any liens, security interests or other encumbrances of any kind.

6. Representations of Buyer.

Buyer Represents to Sellers that:

(a) Organization. Buyer is a corporation duly organized and legally existing under the laws of the State of Delaware and is qualified to do business and in good standing in Texas.

(b) Authority. Buyer has full power to enter into and perform its obligations under this Agreement and has taken all proper action to authorize entering into this Agreement and performance of its obligations hereunder.

(c) No Violation. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, nor the compliance with the terms hereof, will result in any default under any agreement or instrument to which Buyer is a party, or violate any order, writ, injunction, decree, statute, rule or regulation applicable to Buyer.

(d) Enforceable. This Agreement constitutes (and the Conveyance provided for herein to be delivered at Closing will, when executed and delivered, constitute) the legal, valid and binding obligation of Buyer, enforceable in accordance with its terms, except as limited by bankruptcy or other laws applicable generally to creditor’s rights and as limited by general equitable principles.

(e) Actions. There are no pending suits, actions, or other proceedings in which Buyer is a party which affect the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

(f) Securities. Buyer is a knowledgeable purchaser, owner and operator of oil and gas properties, has the ability to evaluate (and in fact has evaluated) the Properties for purchase, and is acquiring the Properties for its own account or that of an affiliate and not with the intent to make a distribution thereof in violation of the Securities Act of 1933 as amended (and the rules and regulations pertaining thereto), or in violation of any other applicable securities laws. Buyer has made its own independent investigation of the Properties.

(g) No Brokers. Buyer has incurred no liability, contingent or otherwise, for brokers’ or finders’ fees relating to the transactions contemplated by this Agreement for which Seller shall have any responsibility whatsoever.

Purchase and Sale Agreement

7. Certain Covenants of Seller Pending Closing.

Between the date of this Agreement and the Closing Date:

(a) Access. To the extent Sellers is in possession, custody or control of the Properties and Records, Seller will give Buyer and its attorneys and other representatives access at all reasonable times to the Properties and the Records, including, without limitation, (i) all title opinions curative materials related to the Properties which are in its possession or reasonably available to Sellers, (ii) all assignments in its possession or reasonably available to Sellers tracing its interest in the Properties, and (iii) all joint operating agreements, farmout agreements, gas contracts, oil and condensate purchasing agreements, division orders, transportation agreements and other agreements to which it is a party, which relate to the Properties, and which are not “Confidential Materials” (herein so called) as identified on Exhibit 7(a). Without limitation of the foregoing, prior to fifteen (15) days before the end of the Diligence Period, Seller shall furnish copies of all agreements listed on Exhibit B, whether or not the same are currently in possession of Sellers. Buyer may make copies of such items, but shall, if Sellers so request, return all copies so made if the Closing does not occur. Buyer recognizes and agrees that, except as otherwise provided in this Agreement or the agreements and instruments provided in connection herewith at Closing, all materials made available to it (whether pursuant to this Section or otherwise) in connection with the transaction contemplated hereby are made available to it as an accommodation, and without representation or warranty of any kind as to the accuracy and completeness of such materials.

(b) Pre-Closing Operations. From the date of this Agreement and continuing until the Closing, Sellers shall cause the Properties to be operated and maintained in a good and workmanlike manner, consistent with past practices and consistent with good industry practices of a prudent operator in the oil and gas industry and in accordance with all applicable laws and rules, keep its books and records true and correct in accordance with past practices, maintain all of its existing insurance coverage and pay all of its trade payables and other obligations on a timely basis. Sellers also will pay, or cause to be paid, on or before the time the same are due, all drilling, completion, operating, transportation, facility, pipeline and workover expenditures which are properly billed to it, except for bills which will not become due prior to Closing and bills being contested in good faith. It is recognized that, subject to the terms hereof, expenditures incurred in connection with the Properties after the Effective Date shall be the responsibility of Buyer if Closing occurs. If operations or other commitments are proposed by third parties and the effect of an election not to participate in the same would be the loss (either for a period of time or permanently) of an interest in the Properties (such operations or commitments being herein called “Certain Commitments”), Sellers will confer with Buyer as to the appropriate response and if Buyer and Seller agree upon a response, Sellers will respond as agreed. Notwithstanding anything stated herein to the contrary, until the Closing Date, (i) Sellers shall not sell, remove or otherwise dispose of any of the Properties, or (ii) except as necessary in the reasonable opinion of Sellers in emergency situations to preserve life or prevent material damage to property, Sellers shall not, without Buyer’s written consent, (u) authorize or make a capital expenditure, voluntarily incur any liability or enter into any commitment or agreement with respect to the

Purchase and Sale Agreement

Properties which will cost (or which could involve the payment of amounts) in excess of $50,000, in the aggregate, with respect to an individual project or series of related projects (provided that such consent shall not be unreasonably withheld or delayed), (v) cancel or terminate any contract, (w) amend any Contract if such amendment may reasonably be expected to have any adverse effect on the financial condition or value of any of the Properties, (x) extend the term of any Contract for a period longer than sixty (60) days, (y) enter into any additional hedging, forward sales or similar agreements with respect to production from the Properties, or (z) enter into any transaction, or take any action, which may reasonably be expected to have a material adverse effect on the financial condition or value of any of the Properties. Notwithstanding the above, Sellers shall not be required to obtain the approval for, and Buyer acknowledges, those existing obligations or liabilities of Sellers described on Exhibit 7(b), which will constitute part of the Assumed Obligations contemplated under Section 14 below, however, before executing any joint operating agreement or any other agreement with Highland Oil & Gas, LLC or it affiliates, Sellers shall consult with Buyer and provide Buyer copies of the proposed agreements and allow Buyer a reasonable amount of time to comment on suggested changes to such agreements which suggestions Seller shall reasonably consider for inclusion in said agreements.

(c) Casualty Loss. For purposes hereof, the term “Casualty Loss” shall mean, with respect to all or any portion of the Properties, any destruction by fire, blowout, storm, or other casualty, or is taken in condemnation or under right of eminent domain or proceedings for such purposes are pending or threatened, between the date of this Agreement and Closing. Seller shall promptly notify Buyer of any Casualty Loss of which Sellers becomes aware. If any Casualty Loss occurs prior to Closing to any of the Properties and such Casualty Loss may be repaired prior to Closing and, when repaired, the value of such Properties shall not be materially diminished, then Sellers may repair such Casualty Loss prior to Closing at Sellers’ cost and shall notify Buyer of such election. If Sellers (i) elects to repair such Casualty Loss and such repair is not completed prior to Closing or the repair completed by Sellers does not cause the value of such Properties to be substantially the same as such value prior to the Casualty Loss, or (ii) is unable or unwilling to repair the Casualty Loss, then (x) Buyer may elect to proceed to Closing and accept the Properties affected by the Casualty Loss with no adjustment to the Base Purchase Price (in which case, Sellers shall pay to Buyer all amounts and sums paid or payable to Sellers (or its respective affiliates) by third parties or insurers by reason of the Casualty Loss), or (y) if Buyer refuses to waive the claimed Casualty Loss, the subject Properties affected by the Casualty Loss shall become Excluded Assets and the Base Purchase Price shall be reduced by the Allocated Value (or the repair or replacement cost in the case of Personal Property) for such Properties.

(d) Consents/Notices. Sellers shall promptly (and in no case later than five (5) business days following execution and delivery of this Agreement) give notices to all third parties holding any Scheduled Consents, preferential rights to purchase, or other consents identified to Sellers by Buyer prior to Closing, and Buyer shall be provided the form of the consent/notices prior to distribution to the consent or holders of preferential rights holders in order to provide input on the form, which shall be reasonably considered by Seller (provided, however, that any obligation of Seller to provide notice above shall

Purchase and Sale Agreement

be deferred to the extent Buyer fails to timely respond to Sellers’ proposed form of consent). Sellers shall use all commercially reasonable efforts, but without obligation to incur any unreasonable cost or expense, to obtain such consents. Upon a Seller’s request, Buyer will provide such information regarding Buyer, its operations and financial condition as Sellers reasonably believe to be necessary or appropriate in order to obtain such consents. Unless waived by Buyer, if a Scheduled Consent or any other consents identified to Sellers by Buyer prior to Closing is not obtained prior to Closing, such Property shall become an Excluded Asset and Buyer’s sole remedy therefor shall be a reduction in the Base Purchase Price by the Allocated Value of the affected Property. Notwithstanding the foregoing, Buyer may, with respect to any such consent not obtained by Sellers prior to Closing, elect to waive the requirement that Seller obtain such consent prior to Closing and proceed to close on the affected Property and pay Sellers the Allocated Value for such Property; provided, however, that if Sellers is unable to obtain such consent prior to the Post-Closing adjustment provided for in Section 13(c) hereof, then such Property shall be deemed an Excluded Asset and the provisions of Section 9(b) hereof shall apply.

(e) Closing Capability. Subject to the terms of this Agreement and the responsibilities of each Party thereunder, each of Sellers and Buyer shall use commercially reasonable efforts to (i) take or cause to be taken all such actions as may be necessary or advisable to consummate and make effective the sale and purchase of the Properties and the transactions contemplated by this Agreement, and (ii) ensure that as of the Closing Date it will not be under any material partnership, legal, or contractual restriction that would prohibit or delay the timely consummation of such transactions.

8. Due Diligence Reviews.

(a) Buyer may, to the extent it deems appropriate, conduct, at its sole cost, such title examination or investigation, and other examinations and investigations, including environmental or physical, as it may choose to conduct with respect to the Properties; provided, however, that it is acknowledged that Seller cannot guarantee access to those Properties operated by third parties. Buyer must notify Sellers of any impending field investigation at least forty-eight (48) hours prior to such investigation. Sellers or its designees shall have the right to accompany Buyer and Buyer’s representatives whenever they are on site on the Properties. In the event that Buyer elects to conduct a Phase I environmental property assessment, and such Phase I identifies actual or potential “recognized environmental concerns,” then Buyer must obtain Sellers’ prior written approval, in Sellers’ sole discretion, prior to conducting any such additional Phase II environmental property assessments. To the extent that Sellers refuse to permit such additional environmental assessment be conducted by Buyer, then, at Buyer’s written election to Sellers prior to Closing, Buyer may elect to have the affected Properties become Excluded Assets for purposes of this Agreement and the Base Purchase Price shall be reduced by the Allocated Value for such Properties. Should, as a result of such examinations and investigations, or otherwise, matters come to Buyer’s attention which would constitute “Defects” (as below defined), and should there be one or more of such Defects with regard to any of the Properties which Buyer is unwilling to waive, Buyer shall notify Sellers in writing of such Defects no later than the date that is

Purchase and Sale Agreement

the earlier to occur of (x) thirty (30) days following execution and delivery of this Agreement, or (ii) five (5) business days prior to Closing (the “Diligence Period”). Such Defects of which Buyer so provides notice are herein called “Asserted Defects.” All Defects with respect to which Buyer fails to so give Seller notice will be deemed waived for all purposes of this Section 8 (provided, however, that this shall in no way waive or release any claims that Buyer may have with respect thereto for a breach of any of Sellers’ representations, warranties or covenants provided in this Agreement or in the Conveyance or to the extent otherwise covered by an indemnity from Sellers). In the event that Buyer notifies Sellers of Asserted Defects, Sellers shall have the right (but not the obligation) to attempt to cure, prior to Closing, such Asserted Defects. Buyer agrees to promptly provide Sellers, but in no less than five (5) business days after receipt or creation, copies of all final reports and test results, prepared by or for the benefit of Buyer with regard to its review and diligence of the Properties.

(b) Defects. The term “Defect” as used in this Section shall mean the following:

(1) Sellers’ ownership of the Properties is such that, with respect to a well, lease or other Property or Properties listed on Exhibit D hereto it would (A) cause Buyer to receive a decimal share of the oil, gas and other hydrocarbons produced from, or allocated to, such well which is less than the decimal share set forth on Exhibit D in connection with such well, lease or other Property in the column headed “Seller’s Net Revenue Interest” or (B) cause Buyer to be obligated to bear a decimal share of the cost of operation of such well greater than the decimal share set forth on Exhibit D in connection with such well in the column headed “Sellers Working Interest” (unless the Sellers Net Revenue Interest for such well, lease or other Property or Properties listed in Exhibit D is proportionately increased), or (C) cause Buyer to not receive the net or gross mineral acres, on a unit basis, set forth on Exhibit D; or

(2) Sellers’ ownership of any well, lease or any of the other Properties is subject to a lien, security interest, pledge, charge or other encumbrance (including, without limitation, with respect to the Oil and Gas Properties, any back-in, reversionary interest, or similar claims that reduce Seller’s Net Revenue Interest therein or increase Sellers’ Working Interest therein), other than any Permitted Encumbrances (as defined in Section 5(g) above); or

(3) Sellers’ ownership of an Oil and Gas Property is subject to a requirement that consent to assignment of such Property be obtained, unless (A) a waiver of such right has been obtained with respect to the transaction contemplated hereby or (B) such consent has been obtained; or

(4) One or more Oil and Gas Property has any condition in the air, land, soil, surface water, ground water or sediment which causes such Properties or the Sellers (or the operator, if a Seller is not the operator thereof) to be either subject to a legal obligation (or with the passage of time would be under such obligation) of remediation, removal, reclamation or restoration under, or in non-compliance

Purchase and Sale Agreement

with, any Environmental Laws (as defined in Section 14(e)) or pertaining to the (A) the discharge or spill of hydrocarbons or substances produced in association therewith attributable to the Oil and Gas Properties which require current remedial activity or remediation offsite (or with the passage of time would be under such obligation) under applicable laws, or (B) offsite or onsite disposal of hazardous wastes or other hazardous materials regulated under Environmental laws insofar as the same are attributable to the Oil and Gas Properties.

(5) Any error in the location or dimensions of the leases reflected on the maps listed in Exhibit A-1 such that:

(A) the acreage of the Sellers’ leases identified in such Exhibit A-1 is more than the actual acreage in such Sellers’ leases constituting a portion of the Oil and Gas Properties, provided such difference shall be at least (i) ten percent (10%) with respect to an individual lease or (ii) five percent (5%) with respect to the Seller’s interest set forth on the maps in a designated unit; provided, however, that in the event that the unit is comprised of a single lease or a single well, then the percentage variance required shall be 10% (instead of 5%), or

(B) the Sellers’ leases are in a location or have dimensions that would result in a reduction in the net value of drilling allowed upon the leases shown as Sellers’ leases on said maps, provided such difference shall be at least (i) ten percent (10%) with respect to an individual lease or (ii) five percent (5%) with respect to the Seller’s interest set forth on the maps in a designated unit; provided, however, that in the event that the unit is comprised of a single lease or a single well, then the percentage variance required shall be 10% (instead of 5%) (each of the circumstances described in (A) or (B) above is herein referred to as a “Map Projection Error”); provided further, however, that in calculating any Map Projection Error, the same shall be offset and reduced by any error in the location or dimensions of the leases reflected on the maps listed in Exhibit A-1 such that (x) the acreage of the Sellers’ leases identified in such Exhibit A-1 is less than the actual acreage in such Sellers’ leases constituting a portion of the Oil and Gas Properties, provided such difference shall be at least (i) ten percent (10%) with respect to an individual lease or (ii) five percent (5%) with respect to the Seller’s interest set forth on the maps in a designated unit; provided, however, that in the event that the unit is comprised of a single lease or a single well, then the percentage variance required shall be 10% (instead of 5%), or (y) the leases are in a location or have dimensions that would increase in the net value of drilling allowed upon the Sellers’ leases shown on said maps, provided such difference shall be at least (i) ten percent (10%) with respect to an individual lease or (ii) five percent (5%) with respect to the Seller’s

Purchase and Sale Agreement

interest set forth on the maps in a designated unit; provided, however, that in the event that the unit is comprised of a single lease or a single well, then the percentage variance required shall be 10% (instead of 5%) (each, a “Map Projection Benefit”).

(c) Liability Regarding Access. In connection with Buyer’s access to the Properties prior to Closing for due diligence review, Buyer waives and releases all claims against Sellers, Sellers’ respective partners, Sellers’ and each such partner’s parent or subsidiary companies or other affiliates, and directors, officers, employees, consultants or agents of such parties, respectively, for injury to, or death of, persons or for damage to property suffered by Buyer’s agents or representatives arising in any way from the conduct of Buyer’s investigations and examinations contemplated by this Section (or the exercise of rights of access under Section 7(a) above) or the conduct of its employees, consultants, agents or contractors in connection with such investigations and examinations (or the exercise of such rights of access). Buyer shall INDEMNIFY, DEFEND AND HOLD HARMLESS Sellers, Sellers’ partners, members and equity owners, and each of its and their respective partner’s parent and subsidiary companies and other affiliates, and directors, officers, employees, consultants and agents of such parties, respectively, from and against any and all claims, actions, liabilities, losses, damages, costs or expenses (including court costs and attorneys’ fees) whatsoever suffered or incurred by Buyer’s employees, agents or representatives arising out of the exercise of such rights of investigation and examination (or exercise of such rights of access); EVEN IF SUCH LIABILITIES ARISE OUT OF OR RESULT FROM, SOLELY OR IN PART, THE SOLE, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OR VIOLATION OF LAW OF SELLERS, BUYER OR ANY OTHER PERSON (EXCLUDING ANY GROSS NEGLIGENCE OF AN INDEMNIFIED PARTY).

9. Certain Price Adjustments.

(a) In the event that, as a part of the due diligence reviews provided for in Section 8 above, Asserted Defects are presented to Sellers and Sellers are unable (or unwilling) to cure such Asserted Defects prior to Closing, then the following shall apply:

(1) If the Defect consists of a failure of title to the entirety of a Seller’s interest in an Oil and Gas Property, such Oil and Gas Property shall become an Excluded Asset, and the Base Purchase Price shall be reduced by the Allocated Value for that Oil and Gas Property.

(2) If the Defect consists of a lien, including a lien asserted by any suppliers of material or labor which is not barred from enforcement by limitations and which is not satisfied prior to Closing, or a security interest, pledge, or collateral assignment of one or more Oil and Gas Properties (or a portion thereof), the Base Purchase Price shall be reduced by the amount necessary to remove such lien, security interest, pledge, collateral assignment or other encumbrance, not to exceed, in any case, the Allocated Value therefor; provided, however, that in the event the amount necessary to remove such lien, security interest, pledge,

Purchase and Sale Agreement

collateral assignment or other encumbrance does exceed the Allocated Value therefor and Seller has confirmed in writing not less than four (4) business days prior to Closing to Buyer that Seller does not intend to remove (or cause to be removed) such lien, security interest, pledge, collateral assignment or other encumbrance at or prior to Closing, then, at Buyer’s written election to Seller (not less than two (2) business days prior to Closing) to cause the affected Oil and Gas Properties to be excluded from this sale, in which case, such Oil and Gas Properties shall thereafter be deemed Excluded Assets and the Base Purchase Price shall be reduced by the Allocated Value for any such excluded Oil and Gas Property.

(3) If the Defect consists of a lesser Net Revenue Interest or a lesser amount of net or gross mineral acres in an Oil and Gas Property than that specified for such Property on Exhibit D, the Base Purchase Price shall be reduced by an amount equal to the product obtained by multiplying the Allocated Value for each such Oil and Gas Property by a fraction, the numerator of which is the amount of the reduction of the Net Revenue interest (or, as applicable, the net or gross mineral acres) and the denominator of which is the Net Revenue Interest (or, as applicable, the net or gross mineral acres) specified for such Oil and Gas Property on Exhibit D.

(4) If the Defect consists of a greater Working Interest in an Oil and Gas Property, or the burdens attributable to such Working Interest, than that specified for such Property on Exhibit D without a proportionate increase in the associated Net Revenue Interest for such Property, then the Base Purchase Price shall be reduced by the difference in the Allocated Value of such Oil and Gas Property without such Defect and the recalculated Allocated Value for such Oil and Gas Property with such Defect, as agreed by Sellers and Buyer or, if no agreement is reached, then the affected Oil and Gas Property shall be deemed an Excluded Assets (and excluded from this Agreement), and the Base Purchase Price shall be reduced by the Allocated Value therefor).

(5) If the Defect is of the type specified in Section 8(b)(4), unless Buyer waives such Defect, then at Sellers’ option (and Sellers shall deliver such election to Buyer in writing prior to Closing) either (i) the Base Purchase Price shall be reduced by the amount which Buyer and Sellers mutually agree is reasonably required to remediate the affected Properties (net to the applicable Seller’s interest) and such Properties shall be conveyed to Buyer in accordance with the provisions of this Agreement, or (ii) the Properties to which such Defect pertains shall become Excluded Assets and the Base Purchase Price shall be reduced by the Allocated Value for such Properties; provided, however, that notwithstanding Sellers’ election of (ii) above, Buyer, subsequent to Closing and pursuant to a written election delivered to Sellers, may elect to waive the Defect at any time on or prior to the date the Post-Closing adjustments are made pursuant to Section 13(c), and, in that event, the affected Properties shall be conveyed to Buyer and the Allocated Value thereof paid to Seller in accordance with Section 9(b) below.

Purchase and Sale Agreement

(6) If the Defect is cured by Sellers, subject to the reasonable satisfaction of Buyer (or waived by Buyer), after Closing but on or before the date the Post-Closing adjustments are made pursuant to Section 13(c), and such Defect pertains to a Property not conveyed to Buyer at Closing, then in conjunction with the Post-Closing adjustments made pursuant to Section 13(c), such Property shall be conveyed to Buyer and the Allocated Value thereof paid to Seller.

(7) Map Projection Errors; Map Projection Benefits.

(A) If the Defect is a Map Projection Error, the Base Purchase Price shall be reduced by an amount that is calculated by the pro rata amount of the Allocated Value for that Oil and Gas Property is adversely affected (ie, by taking into account, as the case may be, the difference in actual lease acreage relative to the lease acreage reflected therefor on Exhibit A-1, or the reduction in net value of the drilling allowed); provided, that (i) any such reduction in the Base Purchase Price shall be the amount by which the value of such Map Projection Error exceeds (i) ten percent (10%) with respect to an individual lease or (ii) five percent (5%) with respect to the Seller’s interest set forth on the maps in a designated unit; provided, however, that in the event that the unit is comprised of a single lease or a single well, then the percentage variance required shall be 10% (instead of 5%), (ii) any reductions to the Base Purchase Price shall be net of the value of any Map Error Benefits (calculated in similar manner to that for Map Benefit Errors (and if the aggregate value of all of the Map Projection Errors exceed the aggregate adjustments for Map Projection Errors, then the Base Purchase Price shall be increased by this net positive amount), (iii) any adjustments under this Section shall only be applied to the extent that they do not duplicate (or form the basis for any adjustment to the Base Purchase Price under any other provision of this Section 9), and (iv) any such reduction in the Base Purchase Price, with regard to all asserted Map Projection Errors, shall not exceed, individually or in the aggregate, One Million Five Hundred Thousand and No/100 Dollars ($1,500,000.00).

(B) If the parties do not agree with any Map Projection Error or Map Projection Benefit valuations resulting in a decrease or an increase in the Base Purchase Price, then (i) the Base Purchase Price shall be adjusted by the amount of the valuations which the parties do not dispute, subject to the limitations set forth in the preceding paragraph (A) and the Closing shall not be delayed because of those valuations which are disputed and (ii) the valuations which are disputed shall be resolved post-Closing pursuant to the results of a survey covering the Oil and Gas Properties in question, prepared by an independent, licensed surveyor, selected by Sellers (and reasonably acceptable to Buyer), the cost of which shall be shared on a 50:50 basis by the parties. If the conclusion of any such dispute resolution is a finding that the disputed valuation should be resolved in Seller’s favor, then within ten (10) days of such finding Buyer shall pay to Seller the amount determined by such dispute resolution.

Purchase and Sale Agreement

(C) Notwithstanding the foregoing provisions, (i) to the extent that a Map Projection Error occurs because of a failure of title or existence or effectiveness of any Lease, then any claim related thereto shall be brought under and pursuant to the provisions of Section 9(a)(1) and not pursuant to the provisions of this Section 9(a)(7) and (ii) claims cannot be made by Buyer under this Section 9(a)(7) related to matters actually known by an executive of Buyer who is a manager-level executive or above, on or prior to the expiration of the Diligence Period and could have been asserted by Buyer as one of other Asserted Defects.

(b) If any Oil and Gas Property which becomes an Excluded Asset pursuant to the provisions of this Section 9 (and for which the Base Purchase Price has been reduced by the Allocated Value therefor) is inadvertently conveyed to Buyer at Closing (or if the last sentence of Section 7(d) applies), Buyer shall re-convey such Excluded Asset to Sellers with similar warranty of title, with an effective date of May 1, 2008, and with corresponding expense and revenue adjustments and the Purchase Price reduced or refunded by the Allocated Value of such Oil and Gas Property.

(c) Should Seller determine (or should Buyer, in the course of its due diligence reviews contemplated by Section 8 above, determine) that the ownership of the Properties by Seller entitles Seller to a decimal share of the production from a well greater than the decimal share shown for such well under the column headed “NRI” on Exhibit D, or is burdened by a Working Interest that is lower than the decimal share shown for such well under the column headed “WI” on Exhibit D without a proportionate reduction in Net Revenue Interest, or Buyer would receive more than the mineral acres, on a unit basis, set forth on Exhibit D (or the Map Projection Benefits exceed the Map Projection Errors), then Sellers may propose an upward adjustment to the Base Purchase Price to account for such fact, in which case such adjustment shall be handled in a similar manner as provided in Subsection (a) above with respect to adjustments for Asserted Defects (except such adjustments for Seller’s higher NRI or lower WI (without a proportionate reduction in Net Revenue Interest) shall result in positive adjustments to the Base Purchase Price); provided that the party making such determination shall notify the other party no later than three (3) days prior to Closing.

(d) Notwithstanding anything stated in this Agreement to the contrary, (i) no matter or condition shall constitute a “Defect” unless the individual value thereof shall equal or exceed $10,000 (each a “Material Defect”); and (ii) there shall be no adjustment to the Base Purchase Price for Material Defects unless, and only to the extent, the aggregate total of all adjustments for all Material Defects exceeds ONE MILLION DOLLARS ($1,000,000).

(e) If there is any dispute between the Parties regarding either the nature, existence, value or adjustment of an Asserted Defect, or with regard to the Properties affected thereby, and the Parties are unable to resolve such dispute prior to Closing, then

Purchase and Sale Agreement

either Party shall have the right, upon written notice to the other Party not less than two business (2) days prior to Closing, to cause the affected Properties to be deemed an Excluded Assets (and excluded from this Agreement), and the Base Purchase Price shall be reduced by the Allocated Value therefor.

(f) Notwithstanding anything stated herein to the contrary, (i) it is acknowledged that Sellers are entitled to receive, but have not yet received assignments of those Oil and Gas Properties described on Exhibit 9(f) attached hereto (collectively, the “Outstanding Interests”), (ii) in the event the assignments to Sellers of the Outstanding Interests are obtained prior to Closing and conveyed to Buyer at Closing, the same shall not constitute “Defects,” and (iii) to the extent assignments to Sellers of certain Outstanding Interests are not obtained prior to Closing, the following shall apply: (1) such Outstanding Interests shall be excluded at Closing from these transactions, and the Base Purchase Price shall be reduced by the Allocated Value therefor, and (2) to the extent assignments to Sellers of certain Outstanding Interests are obtained after Closing but prior to the Post-Closing Adjustment (described in Section 13(c) below), then in connection with such Post-Closing Adjustment, Buyer shall pay to Sellers the Allocated Value therefor (subject to other adjustments contemplated in this Agreement) and Seller shall execute and deliver a Conveyance (in substantially the form of the Conveyance) covering such interests, subject to all other terms and provisions of this Agreement; (3) to the extent assignments to Seller of certain Outstanding Interests are obtained after the Post-Closing Adjustment (described in Section 13(c) below) but prior to December 1, 2008, then within ten (10) business days following written notice from Sellers to Buyer, Buyer shall pay to Sellers the Allocated Value therefor (subject to other adjustments contemplated in this Agreement) and Sellers shall execute and deliver a Conveyance (in substantially the form of the Conveyance) covering such interests, subject to all other terms, conditions and provisions of this Agreement; and (4) Seller shall diligently pursue efforts to obtain assignments of all the Outstanding Interests.

(g) Preferential Purchase Rights.

(1) If any preferential right to purchase any portion of the Properties is exercised prior to the Closing Date, that portion of the Properties affected by such preferential purchase right shall be excluded from the Properties and the Purchase Price shall be adjusted downward by an amount equal to the Allocated Value of such affected Properties.

(2) If by the Closing Date, the time frame for the exercise of such preferential purchase rights has not expired and Seller has not received notice of an intent not to exercise or a waiver of the preferential purchase right, that portion of the Properties affected by such preferential purchase right shall be included in the Properties and assigned to Buyer at Closing without any adjustments to the Base Purchase Price.

(3) If a third party exercises its preferential right to purchase, but fails to consummate the purchase prior to the Closing Date, Seller shall retain the affected Properties and the Purchase Price shall be adjusted downward by an amount equal to the Allocated Value of such affected Properties.

Purchase and Sale Agreement

(4) If a third party exercises its preferential right to purchase, but does not consummate the purchase within the time frame specified in the preferential purchase right, or if the time frame for exercise of the preferential purchase right has expired without exercise after the Closing Date. Seller agrees to promptly convey the affected Property to Buyer effective as of the Effective Time, pursuant to the terms of this Agreement for the Allocated Value of such affected Property.

10. Conditions Precedent to the Obligations of Buyer.

The obligations of Buyer under this Agreement are subject to each of the following conditions being met:

(a) Representations. Each and every representation of Sellers under this Agreement or in any instrument or certificate delivered in connection herewith shall be true and accurate in all material respects as of the date when made and shall be deemed to have been made again at and as of the time of Closing and shall at and as of such time of Closing be true and accurate in all material respects except as to changes specifically contemplated by this Agreement or consented to by Buyer.

(b) Covenants. Sellers shall have performed and complied in all material respects with (or compliance therewith shall have been waived by Buyer) each and every covenant, agreement and condition required by this Agreement to be performed or complied with by Sellers prior to or at the Closing, including, without limitation, delivery of those items set forth in Section 12.

(c) Certificates. Sellers shall have delivered to Buyer a certificate signed by authorized representatives of Sellers, dated as of the Closing Date, to the effect that the conditions set forth in Section 10(a) and 10(b) above have been satisfied.

(d) Aggregate Adjustments. The total of the Purchase Price reductions (if any) which result from the application of Sections 8 and 9 do not exceed 10% of the Base Purchase Price.

(e) No Action. No suit, action or other proceedings shall, on the date of Closing, be pending or threatened before any court or governmental agency seeking to restrain, prohibit, or obtain material damages or other substantial relief in connection with the consummation of the transactions contemplated by this Agreement.

(f) Consents. All material consents, approvals or authorizations required from any governmental authority to transfer the Properties to Buyer and to consummate the transaction contemplated herein shall have been obtained except for those which are customarily obtained post-closing. All material third-party, non-governmental consents, approvals or authorizations affecting any of the Properties shall, in connection with the consummation of the transactions contemplated herein, have either: (1) been waived, (2) expired in accordance with their terms without being exercised, or (3) been exercised and an adjustment therefor made to the Purchase Price in accordance with the provisions of Section 7(d) hereof.

Purchase and Sale Agreement

(g) Loans and Liens. To the extent that Sellers (or their affiliates) have any outstanding loans secured by liens or security interests on or affecting any of the Properties, such liens and security interests shall have been, upon or prior to Closing, fully released and discharged with regard to the Properties (other than Permitted Encumbrances, as defined in Section 5(g) above), including, without limitation, those liens and security interests to be released by Wells Fargo Foothills, covering the Properties and Sellers shall provide reasonable evidence of such payment, release and discharge to Buyer.

11. Conditions Precedent to the Obligations of Seller.

The obligations of Seller under this Agreement are subject to each of the following conditions being met:

(a) Representation. Each and every representation of Buyer under Section 6 of this Agreement shall be true and accurate in all material respects as of the date when made and shall be deemed to have been made again at and as of the time of Closing and shall at and as of such time of Closing be true and accurate in all respects except as to changes specifically contemplated by this Agreement or consented to by Seller.

(b) Covenants. Buyer shall have performed and complied in all material respects with (or compliance therewith shall have been waived by Seller) each and every covenant, agreement and condition required by this Agreement to be performed or complied with by Buyer prior to or at the Closing.

(c) Certificate. Buyer shall have delivered to Seller a certificate signed by an authorized representative of Buyer dated as of the Closing Date, to the effect that the conditions set forth in Sections 11(a) and 11(b) above have been satisfied.

(d) Aggregate Adjustments. The total of the Purchase Price reductions (if any) which result from the application of Section 8 and 9 do not exceed 10% of the Base Purchase Price.

(e) No Action. No suit, action or other proceedings shall, on the date of Closing, be pending or threatened before any court or governmental agency seeking to restrain, prohibit, or obtain damages or other substantial relief in connection with the consummation of the transactions contemplated by this Agreement.

(f) Consents. All material consents, approvals or authorizations required from any governmental authority to transfer the Properties to Buyer and to consummate the transaction contemplated herein shall have been obtained except for those which are customarily obtained post-closing. All material third-party, non-governmental consents, approvals or authorizations affecting any of the Properties (including any required lenders’ consent or approval of this Agreement and the transfer of the Properties) shall, in connection with the consummation of the transactions contemplated herein, have

Purchase and Sale Agreement

either: (1) been waived, (2) expired in accordance with their terms without being exercised, or (3) been obtained; provided, however, that Seller shall diligently pursue obtaining such consents and approvals.

12. The Closing.

Subject to the satisfaction of the conditions set forth in Sections 10 and 11 above and subject to the other terms and provisions hereof, the closing (herein called the “Closing”) of the transaction contemplated hereby shall take place on or before July 31, 2008, at 10 a.m. Central Time, in the offices of Andrews Kurth LLP, at 600 Travis, Suite 4200, Houston, Texas 77002, or at such other date and time or manner as the Buyer and Seller may mutually agree upon in writing (the “Closing Date”). Upon and subject to the terms and conditions of this Agreement and subject to the simultaneous performance by Buyer and Seller of its respective obligations below, at the Closing:

(a) Seller’s Deliveries. Seller shall:

(1) execute, acknowledge and deliver to Buyer (or an affiliate of Buyer, designated by Buyer in writing not less than two (2) business days prior to Closing) original conveyances (in sufficient quantities for recording and distribution to each of the Parties) of the Properties (sometimes herein collectively referred to as the “Conveyance”), substantially in the form attached hereto as Exhibit E, subject to the terms of this Agreement;

(2) execute and deliver to Buyer letters in lieu of transfer orders (or similar documentation), in form acceptable to both Parties, directing all purchasers of production to make future payments of proceeds attributable to production from the Properties to Buyer;

(3) turn over possession of the Properties to Buyer, except as otherwise contemplated in Section 12(a)(7) below;

(4) execute all other documents required to transfer possession of the Oil and Gas Properties;

(5) have delivered to Buyer the certificate described in Section 10(c);

(6) in accordance with Section 13(b), have delivered to Buyer a Preliminary Closing Statement that shall set forth the Base Purchase Price, each adjustment to the Base Purchase Price under this Agreement, and the calculation of such adjustments used to determine such amount under this Agreement, and the final Purchase Price; in a mutually agreed form

(7) within ten (10) days following Closing, deliver to Buyer the Records (but shall be authorized to keep a copy of the Records at Seller’s cost);

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(8) delivers to Buyer the release of liens described in Section 10(g) above;

(9) deliver to Buyer a “non-foreign person” affidavit in the form as set forth in Exhibit 12(a)(8);

(10) deliver to Buyer Exhibit 1-E, as amended pursuant to Section 10(g).

(11) deliver to Buyer a receipt for the Purchase Price, as adjusted, actually received by or on behalf of Seller at the Closing.

(12) execute such forms (such as P-4’s) and take such other steps as Purchaser may reasonably require to succeed Seller, (including operatorship) with respect to the Oil and Gas Properties under the rules and regulations of applicable authorities.

(13) execute and deliver to Buyer an original of that Transition Services Agreement substantially in the form of that attached hereto as Exhibit 12(a)(13), to the extent that Buyer makes a written request to Seller for such transition services not more than ten (10) days prior to Closing.

(b) Buyer’s Deliveries. Buyer shall:

(1) deliver to Sellers, by wire transfer to an account designated (with such designated account information provided to Buyer at least three (3) business days prior to Closing) by Sellers in a bank located in the United States, an amount equal to the Purchase Price as adjusted herein and less the Performance Deposit (and the allocation among the Sellers of the amounts to be paid shall be as directed by Sellers); and

(2) in accordance with the terms of the Escrow Agreement, execute and deliver such written instructions to the Escrow Agent identified therein directing the immediate payment and delivery to Sellers of the Performance Deposit, together with all interest and earnings thereon, less fees due under the Escrow Agreement (it being acknowledged, however, that the fees shall be borne 50:50 by Sellers and Buyer, and an appropriate adjustment therefor shall be made on the Preliminary Closing Statement); and

(3) execute, acknowledge and deliver to Sellers an original, counterpart of the Conveyances; and

(4) have delivered to Sellers the certificate described in Section 11(c); and

(5) execute such forms and take such other steps as Sellers may reasonably require to succeed Sellers with respect to the Oil and Gas Properties under the rules and regulations of applicable authorities.

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13. Certain Accounting Adjustments.

(a) Apportioning Costs, Expenses; Taxes. Appropriate adjustments shall be made between Buyer and Sellers so that (i) all expenses (including, without limitation, lease operating expense, drilling and completion costs, seismic costs, workover costs, capital expenditures, and overhead charges under applicable operating agreements) or, liabilities which are attributable to the Properties and are incurred in the operation of the Properties, or which otherwise relate to the Properties and are attributable to periods, before the Effective Date will be borne by Sellers, and all proceeds (net of applicable production, severance, and similar taxes, and net of royalties and overriding royalties not included in the Properties) from sale of oil, gas and/or other minerals produced from the Properties before the Effective Date will be received by Sellers, and (ii) all expenses (including, without limitation, lease operating expense, drilling and completion costs, workover costs, seismic costs, capital expenditures, and overhead charges under applicable operating agreements) which are attributable to the Properties and are incurred in the operation of the Properties on or after the Effective Date will be borne by Buyer, and all proceeds (net of applicable production, severance, and similar taxes, and net of royalties and overriding royalties not included in the Properties) from the sale of oil, gas and/or other minerals produced from and attributable to the Properties after the Effective Date will be received by Buyer. It is agreed that, in making such adjustments, oil which was produced from the Properties and which was, on the Effective Date, stored in tanks located on the Properties (or located elsewhere but used by Seller to store oil produced from the Properties prior to delivery to oil purchasers) and above pipeline connections shall be deemed to have been produced before the Effective Date. In addition, all ad valorem taxes, real property taxes, and similar obligations with respect to the tax period in which the Effective Date occurs (the “Current Tax Period”) shall be apportioned between Seller and Buyer as of the Effective Date based on the immediately preceding tax period assessment, and the Base Purchase Price shall be reduced by the amount of such taxes estimated to be owed by Seller for the portion of the Current Tax Period and such adjustment shall be treated as part of the Post-Closing adjustments under Section 13(c). Buyer shall pay, and defend and hold Seller harmless with respect to payment of all such taxes on the Properties for the Current Tax Period and thereafter, together with any interest or penalties assessed thereon. Sellers will prepare and timely file or cause to be prepared and timely filed all federal income tax returns for the tax partnerships (the “Tax Partnerships”) that are listed on Exhibit B hereto which relate to any of the Oil and Gas Properties that are required to be filed for the taxable period December 31, 2007. Buyer will prepare and timely file or cause to be prepared and timely filed all federal income tax returns for the Tax Partnerships that are required to be filed for any taxable period ended after December 31, 2007. All such tax returns shall be filed on a basis consistent with prior tax returns filed with respect to such Tax Partnerships. Sellers and Buyer agree to furnish or cause to be furnished to each other, and each at their own expense, as promptly as practicable, such information (including access to books and records) and assistance relating to the Tax Partnerships as is reasonably necessary for the filing of such tax returns.

(b) Preliminary Closing Statement. Sellers shall prepare and deliver to Buyer an accounting statement (“Preliminary Closing Statement”) no later than five (5) days

Purchase and Sale Agreement

prior to Closing (as defined in Section 12), setting forth the proposed adjustments to the Base Purchase Price to be made in accordance with this Agreement, it being understood that actual amounts and costs are to be used, if known, or reasonable estimates, if actual amounts and costs are not known, and these amounts will be taken into account in the Final Settlement Statement (as contemplated in Section 13(c) below). The Preliminary Closing Statement shall be prepared in accordance with generally accepted accounting principles used in the oil and gas industry, consistently applied. The Base Purchase Price, as so adjusted or as may otherwise be adjusted by mutual agreement of the Parties, shall be the Purchase Price and shall be paid in cash at the Closing as hereinafter provided.

(c) Post-Closing Adjustment. On or before October 31, 2008, the Parties shall undertake to agree with respect to the adjustments or payments that were not finally determined as of Closing (or to correct any errors made in prior adjustments), and the amount due from Buyer or Seller, as the case may be, pursuant to the Post-Closing adjustment. On or before October 20, 2008, Seller shall provide Buyer with a Final Closing Statement setting forth the proposed Post-Closing adjustments. Sellers shall provide Buyer access to such of Seller’s records as may be reasonably necessary to verify the Post-Closing adjustments. Payment by Buyer or Sellers shall be made in immediately available funds within five (5) days after agreement by the parties on such adjustments.

(d) Suspended Proceeds. If Sellers are holding any funds or amounts in suspense for the benefit of third parties attributable to production sold or removed from the Properties, Sellers shall transfer and pay to Buyer (together with all supporting detail) all such suspended funds and amounts (collectively, the “Suspended Proceeds”). From and after Closing, Buyer shall be responsible for the proper payment and distribution of the Suspended Proceeds to those third parties entitled to receive the Suspended Proceeds and shall indemnify and hold harmless Sellers from claims asserted by third parties arising from or related to administering the distribution of such Suspended Proceeds; provided, however, that Buyer’s aggregate liability and responsibility for such payment, distribution and indemnity shall not exceed the amount of the Suspended Proceeds actually received by Buyer at Closing.

14. Assumption and Indemnification.

(a) Assumed Obligations. From and after Closing, except solely with regard to those matters for which Sellers are obligated to indemnify Buyer under Section 14(b) below, Buyer agrees to assume and perform any and all of duties, liabilities and obligations or alleged or threatened liabilities and obligations and Claims that arise from the Properties or the ownership or operation of the Properties, but only to the extent which they arise and are attributable to the period on or after the Effective Date in respect of the Properties (except as otherwise described below with regard to certain matters which may arise prior to, on or after the Effective Date), including any and all liabilities and obligations (A) to pay and deliver royalties, overriding royalties, non-participating royalties, and other burdens on production, (B) properly pay and distribute amounts held in suspense relating to the Properties, regardless of whether attributable to amounts suspended after the Effective Date or to amounts suspended prior to the Effective Date (being those for which Buyer received an adjustment to the Base Purchase Price

Purchase and Sale Agreement

hereunder), (C) in connection with or arising out of balancing of overproduction or underproduction from the Properties, regardless of whether attributable to imbalances occurring after the Effective Date or to imbalances occurring prior to the Effective Date (being those for which Buyer received an adjustment to the Base Purchase Price hereunder), (D) necessary to comply with all laws and governmental regulations with respect to the Properties, including the lawful plugging and abandonment of oil and gas wells and the restoration of the surface of the land, or any governmental request or other requirement to abandon any pipeline or facility or take any clean-up, remedial, or other action with respect to the Properties, regardless of when the events occurred (whether prior to, on, or after the Effective Date) that caused such condition to exist or the obligation to arise, (E) that arise under any Contracts or agreements constituting part of the Properties, (F) Buyer agrees to assume and perform any and all of the obligations and liabilities or alleged or threatened liabilities and obligations under any and all Environmental Laws (as defined in Section 14(e) below) with respect to the Properties, regardless of when the events occurred (whether prior to, on, or after the Effective Date) that caused such condition to exist or the obligation to arise; and (G) Buyer agrees to assume and perform those obligations and liabilities described on Exhibit 14(a) attached hereto (all of the duties, liabilities and obligations or alleged or threatened liabilities and obligations and Claims assumed by Buyer hereunder are collectively referred to herein as the “Assumed Obligations”).

(b) Sellers’ Indemnity. From and after Closing, subject to the provisions of this Agreement, Sellers shall, to the fullest extent permitted by law, PROTECT, DEFEND, INDEMNIFY, AND HOLD HARMLESS Buyer and its affiliates, including the directors, officers, employees, agents, and representatives of each of them (collectively, the “Buyer Parties”), from and against any and all Claims (as defined in Section 14(e) below) attributable to or arising out of: (i) the breach by Seller of the representations and warranties contained in Section 5 hereof or otherwise under any certificates delivered by Sellers hereunder, (ii) the breach by Sellers of their covenants under the Agreement, (iii) any failure of Sellers to properly pay any royalties or taxes attributable to Sellers’ interests in the Properties or production therefrom, insofar as the same are attributable to pre-Effective Date production and pre-Effective Date periods, (iv) the duties, liabilities and obligations or alleged or threatened liabilities and obligations that arise from the Properties or the ownership or operation of the Properties, insofar as attributable to the period of time prior to the Effective Date (other than those pre-Effective Date Assumed Obligations described in Sections 14(a)(B), 14(a)(C), 14(a)(D), 14(a)(F) and 14(a)(G) above), or (v) the Excluded Assets. Notwithstanding anything stated in this Agreement to the contrary, in no event shall Sellers ever be required to indemnify the Buyer Parties for Claims under Sections 14(b)(i), 14(b)(ii) and 14(b)(iv) above in any amount exceeding, in the aggregate, fifty percent (50%) of the Base Purchase Price. After Closing, any assertion by Buyer that Sellers are liable under the terms of the indemnities provided by Section 14(b)(i) must be made by Buyer in writing and must be given to Sellers (or shall be deemed waived if not given) on or prior to the date that is twelve (12) months following the Closing Date. Any notice to Sellers shall state the facts known to Buyer that give rise to such notice in sufficient detail to allow Seller to evaluate the assertion. All post-Closing claims by Buyer for a breach of any of Sellers’ representations in Section 5 shall be asserted by Buyer only under Section 14(b)(i).

Purchase and Sale Agreement

(c) Buyer’s Indemnity. From and after Closing, subject to the provisions of this Agreement, Buyer shall, to the fullest extent permitted by law, PROTECT, DEFEND, INDEMNIFY, AND HOLD HARMLESS Sellers and their affiliates, and the directors, officers, employees, agents, and representatives of each of them (collectively, the “Seller Parties”), from and against any and all Claims (as defined in Section 14d(e) below) attributable to or arising out of the following: (i) the use, ownership, or operation of the Properties after the Effective Date, (ii) Buyer’s assumption of any other obligation or liability contained or described in this Agreement, including, without limitation, all Assumed Obligations, (iii) the breach by Buyer of the representations contained in Section 6, and (iv) the breach by Buyer of any of its agreements and covenants contained in this Agreement. After Closing, any assertion by Sellers that Buyers is liable under the terms of the indemnities provided by Section 14(b)(iii) must be made by Buyer in writing and must be given to Sellers (or shall be deemed waived if not given) on or prior to the date that is twelve (12) months following the Closing Date. Any notice to Buyers shall state the facts known to Sellers that give rise to such notice in sufficient detail to allow Buyer to evaluate the assertion. All post-Closing claims by Sellers for a breach of any of Buyer’s representations in Section 6 shall be asserted by Seller only under Section 14(b)(i).

(d) Compliance with Express Negligence Rule. THE INDEMNIFICATION, WAIVER, RELEASE, AND ASSUMPTION PROVISIONS OF BUYER IN THIS AGREEMENT, INCLUDING THOSE IN THIS SECTION 14, SECTION 8, AND SECTION 16, SHALL BE APPLICABLE WHETHER OR NOT THE CLAIMS IN QUESTION AROSE SOLELY OR IN PART FROM THE ACTIVE, PASSIVE, COMPARATIVE, OR CONCURRENT NEGLIGENCE, STRICT LIABILITY, OR OTHER FAULT OF ANY OF THE SELLER PARTIES OR ANY OTHER PERSON.

(e) Certain Definitions. For purposes hereof, the following terms shall have the following meanings:

(1) “Claims” means any and all claims, losses, damages, costs, expenses, suits, causes of action, or judgments of any kind or character with respect to any and all liabilities and obligations or alleged or threatened liabilities and obligations, including any interest, penalty, and any attorneys’ fees and other costs and expenses incurred in connection with investigating or defending any claims or actions, whether or not resulting in any liability, and

(2) “Environmental Laws” means any and all local, state or federal laws, rules, regulations, orders, or judgments relating to the prevention of pollution, the preservation and restoration of environmental quality, or the protection of human health, wildlife or environmentally sensitive areas, the remediation of contamination or the handling, transportation, disposal or release into the environment of hazardous or toxic materials, including, without

Purchase and Sale Agreement

limitation, those arising under or by virtue of any lease, contract, agreement, document, permit, applicable statute or rule or regulation or order of any governmental authority, specifically including, without limitation, any governmental request or requirement to take any clean-up or other action with respect to any of the Properties or premises, including hazardous waste cleanup costs under the Solid Waste Disposal Act, 42 U.S.C. 6901, et seq., the Resource Conservation and Recovery Act of 1976 (RCRA), 42 U.S.C. 6901, et seq., the Comprehensive Environmental Response, Compensation and Liability Act (CERCLA), 42 U.S.C. 9601, et seq., the Clean Air Act, the Federal Water Pollution Control Act, the Toxic Substances Act, the Oil Pollution Act of 1990, and any and all provisions of the Texas Water Code and the Texas Natural Resources Code, or similar laws, rules or regulations).

(f) Limitations on Damages. Notwithstanding anything to the contrary in this Agreement, including without limitation Sections 14(b) and 14(c) above, neither Party shall be liable to the other Party for any exemplary, punitive, special, indirect, consequential, remote, or speculative damages of any other Party arising out of or relating to, in any manner, this Agreement, the transaction contemplated hereunder, or the Properties; provided, however that this waiver shall not apply to the claims of third parties for which one Party is obligated to indemnify the other hereunder.

(g) Exclusive Remedy. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, with respect to the matters and Claims specifically covered or addressed under Sections 14(a), 14(b) or 14(c) above, the indemnification provisions set forth in Sections 14(b) and 14(c), together with the rights and Claims that Buyer may have with regard to the special warranty of title granted under the Conveyance, shall contain and constitute Buyer’s (and Buyer’s affiliates and permitted successors and assigns, and any other Buyer Parties) exclusive remedy against Sellers with respect thereto. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, with respect to the matters and Claims specifically covered or addressed under Sections 14 (a) and 14 (c) above, the indemnification provisions set forth in Sections 14 (a) and 14 (c), shall contain and constitute Seller’s (and Seller’s affiliates and permitted successors and assigns) exclusive remedy against Buyer with respect thereto.

(h) Occasional Sale. Since this transaction is an isolated or occasional sale, no sales tax will be collected from Buyer. If, however, this transaction is later deemed to be other than an occasional sale, Buyer agrees to be solely responsible, and shall indemnify and hold Seller harmless, for any and all sales or transfer taxes or fees (including related penalty, interest or legal costs) due by virtue of this transaction on the equipment, material and property hereby assigned and conveyed, and the Buyer shall remit such sales or transfer taxes at that time. Seller and Buyer agree to cooperate with each other in demonstrating that the requirements for an occasional or isolated sale or any other sales tax exemption have been met.

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15. Disclaimer of Warranties.

EXCEPT AS SET FORTH IN THIS AGREEMENT OR IN THE CONVEYANCE. THE PROPERTIES ARE BEING SOLD “WHERE IS” AND “AS IS”, AND SELLER HEREBY EXPRESSLY DISCLAIMS ANY AND ALL OTHER REPRESENTATIONS OR WARRANTIES (OTHER THAN THOSE EXPRESSLY SET OUT IN THIS AGREEMENT, THE CONVEYANCE OR ANY OTHER INSTRUMENT OR CERTIFICATE PROVIDED IN CONNECTION HEREWITH) WITH RESPECT TO THE PROPERTIES. EXCEPT AS SET FORTH IN THIS AGREEMENT, THE CONVEYANCE OR ANY OTHER INSTRUMENT OR CERTIFICATE PROVIDED IN CONNECTION HEREWITH, SPECIFICALLY AS A PART OF (BUT NOT A LIMITATION OF) THE FOREGOING, BUYER ACKNOWLEDGES THAT SELLER HAS NOT MADE, AND SELLER HEREBY EXPRESSLY DISCLAIMS, ANY OTHER REPRESENTATION OR WARRANTY (EXPRESS, IMPLIED, UNDER COMMON LAW, BY STATUTE OR OTHERWISE) RELATING TO (I) THE PHYSICAL CONDITION OF THE PROPERTIES (INCLUDING WITHOUT LIMITATION ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS) OR (II) THE EXTENT OF OIL, GAS AND/OR OTHER MINERAL RESERVES, THE RECOVERABILITY OF OR THE COST OF RECOVERING ANY OF SUCH RESERVES, THE VALUE OF RESERVES, PRICES (OR ANTICIPATED PRICES) AT WHICH PRODUCTION HAS BEEN OR WILL BE SOLD AND THE ABILITY TO SELL OIL OR GAS PRODUCTION FROM THE PROPERTIES OR (III) THE ACCURACY OR COMPLETENESS OF GEOLOGICAL AND/OR GEOPHYSICAL INFORMATION OR RESERVE ESTIMATES CONTAINED IN ANY RESERVE REPORT MADE AVAILABLE TO BUYER, THE SAME BEING PREDICTIONS TO FUTURE EVENTS WHICH ARE INHERENTLY SUBJECT TO INCOMPLETENESS AND INACCURACY. BUYER IS AWARE THAT THE PROPERTIES HAVE BEEN USED FOR EXPLORATION, DEVELOPMENT, PRODUCTION, HANDLING, TRANSPORTING AND/OR PROCESSING OF OIL AND GAS AND THAT THERE MAY BE PETROLEUM, PRODUCED WATER, WASTES, OR OTHER MATERIALS LOCATED ON OR UNDER THE PROPERTIES OR ASSOCIATED WITH THE PREMISES. SOME EQUIPMENT AND SITES INCLUDED IN THE PROPERTIES MAY CONTAIN ASBESTOS, HAZARDOUS SUBSTANCES, OR NATURALLY OCCURRING RADIOACTIVE MATERIAL CONSISTENT WITH ENVIRONMENTAL LAWS (“NORM”). NORM MAY AFFIX OR ATTACH ITSELF TO THE INSIDE OF WELLS, MATERIALS, AND EQUIPMENT AS SCALE, OR IN OTHER FORMS; THE WELLS, MATERIALS, AND EQUIPMENT LOCATED ON THE PROPERTIES OR INCLUDED IN THE PROPERTIES MAY CONTAIN NORM AND OTHER WASTES OR HAZARDOUS SUBSTANCES; AND NORM CONTAINING MATERIAL AND OTHER WASTES OR HAZARDOUS SUBSTANCES MAY HAVE BEEN BURIED, COME IN CONTACT WITH THE SOIL OR WATER, OR OTHERWISE BEEN DISPOSED OF ON THE PROPERTIES. SPECIAL PROCEDURES MAY BE REQUIRED FOR THE REMEDIATION, REMOVAL, TRANSPORTATION, OR DISPOSAL OF WASTES, ASBESTOS, HAZARDOUS SUBSTANCES, AND NORM FROM THE PROPERTIES. EXISTENCE OF NORM SHALL NOT FORM THE BASIS FOR THE ASSERTION OF ANY DEFECTS UNDER SECTIONS 8 or 9, EXCEPT TO THE EXTENT WHEN REMEDIATION OR CURATIVE ACTION IS CURRENTLY REQUIRED UNDER ENVIRONMENTAL LAW OR NORM IS MEASURED TO BE IN EXCESS OF THAT ALLOWED UNDER ENVIRONMENTAL LAW AND CURRENT REMEDIATION OR CURATIVE ACTION IS REQUIRED.

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16. Commissions.

Seller agrees to indemnify and hold harmless Buyer from and against any and all claims, obligations, actions, liabilities, losses, damages, costs or expenses (including court costs and attorneys’ fees) of any kind or character arising out of or resulting from any agreement, arrangement or understanding alleged to have been made by, or on behalf of, Seller with any broker or finder in connection with this Agreement or the transaction contemplated hereby. Buyer agrees to indemnify, defend and hold harmless Seller from and against any and all claims, obligations, actions, liabilities, losses, damages, costs or expenses (including court costs and attorneys’ fees) of any kind or character arising out of or resulting from any agreement, arrangement or understanding alleged to have been made by, or on behalf of, Buyer with any broker or finder in connection with this Agreement or the transaction contemplated hereby.

17. Notices.

All notices and other communications required under this Agreement shall (unless otherwise specifically provided herein) be in writing and be delivered personally, by recognized commercial courier or delivery service (which provides a receipt), by telex or telecopier (with receipt acknowledged), or by registered or certified mail (postage prepaid), at the following addresses:

If to Buyer:	Pioneer Natural Resources USA, Inc.
Attn: Vice President Land
5205 N. O’Connor Blvd., Suite 200 Irving, Texas 75039-3746
FAX: 972-969-3533

If to Sellers:	DUNE ENERGY, INC.
Attention: James A. Watt
777 Walker Street, Suite 2450 Houston, Texas 77002
FAX: 713-229-6398; and

DUNE PROPERTIES, INC.
Attention: James A. Watt
777 Walker Street, Suite 2450 Houston, Texas 77002
FAX: 713-229-6398

and shall be considered delivered on the date of receipt. Either Buyer or Seller may specify as a proper address any other post office address within the continental limits of the United States by giving notice to the other party, in the manner provided in this Section, at least ten (10) days’ prior to the effective date of such change of address.

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18. Survival of Provisions. Certain Limitations on Liability.

All representations and warranties and covenants made herein by Buyer and Sellers shall be continuing and shall be true and correct on and as of the date of Closing with the same force and effect as if made at that time (and shall inure to the benefit of the respective successors and assigns of Buyer and Sellers), and all of such representations and warranties and covenants shall, subject to the limitations set forth below, survive the Closing and the delivery of the Conveyance. The provisions of Section 13 and Section 14, subject to the limitations set forth below (and also subject to any additional limitations otherwise provided therein), shall also survive the Closing and the delivery of the Conveyance. Notwithstanding the foregoing, consistent with the provisions of Section 14(b) above, the representations and warranties of Seller under this Agreement or any certificate delivered in accordance with Section 10(c) above shall terminate twelve (12) months after Closing (other than the representations and warranties set forth in: (i) Sections 5 (a),(b),(c), and (e) which shall survive indefinitely, (ii) Section 5(i), which shall survive for the applicable statute of limitations period plus 90 days, (iii) Sections 5(o) and 5(q), which shall expire three (3) months after the Closing, and (iv) as otherwise described below) and any liability of Seller (or any party claimed to be liable by, through or under Seller) for any damages, losses, costs or Claims alleged to arise from the breach, falsity, failure or violation of such representations and warranties shall be limited as described in Section 14(b) above; provided, however, that it also acknowledged and agreed that: (x) the representations and warranties of title in Section 5(g) above shall terminate upon Closing and simultaneous with the Closing, Buyer shall receive (and thereafter have the applicable rights with respect to the special warranty of title granted by Seller under the terms of the Conveyance, and (y) the special warranty of title granted to Buyer in the Conveyance shall survive indefinitely, and (z) any claim asserted by Buyer (or its successors and assigns) for breach of the special warranty of title under the Conveyance may be asserted as a separate claim under the Conveyance, and shall not be required to be asserted by Buyer (or its successors and assigns) as an indemnity claim under Sections 14(b) or 14(c)(2), which indemnification claims are otherwise subject to the limitations described herein.

19. Miscellaneous Matters.

(a) Further Assurances. After the Closing, Sellers agrees that they shall execute and deliver, and shall otherwise cause to be executed and delivered, from time to time, such further instruments, notices, division orders, transfer orders, letters in lieu of division orders, and other documents, and do such other and further acts and things, as may be reasonably necessary to more fully and effectively grant, convey and assign its interest in the Properties to Buyer. Buyer shall provide access to Sellers during normal business hours to the Records in Buyer’s possession for a period ending two (2) years after the date of Closing as needed for tax or regulatory purposes.

(b) No Assignment. Except as contemplated in Section 19(e) below, neither party shall have the right to assign its rights under this Agreement, without the prior written consent of the other party first having been obtained.

Purchase and Sale Agreement

(c) Public Announcements. Sellers and Buyer shall consult with each other prior to the release of any press releases and other announcements concerning this Agreement or the transactions contemplated hereby, and for a period ending 30 days after Closing neither Buyer nor Sellers shall issue any such press release or other publicity without the prior consent of the other Party, except solely those that may be required under applicable law or required under the rules of any stock exchange on which the securities of a Party (or a Party’s affiliate) are publicly traded.

(d) Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any adverse manner to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

(e) Exchange Provision. Sellers and Buyer hereby agree that this transaction may be completed as a like-kind exchange and that each Party will assist in completing the sale as a like-kind exchange. As a like-kind exchange, Sellers and Buyer agree that Buyer, in lieu of the purchase of the Properties from Sellers for cash consideration provided herein, shall have the right at any time prior to Closing to assign all or a portion of its rights under this Agreement to a Qualified Intermediary (as that term is defined in Section 1.1031(k)-1(g)(4)(v) of the U.S. Internal Revenue Service Treasury Regulations) or an Exchange Accommodation Titleholder (as that term is defined in Rev. Proc. 2000-37, 2000-2, C.B. 308) in order to accomplish the transaction in a timely manner that will comply, either in whole or in part, with the requirements of a like-kind exchange pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended. Likewise, Sellers shall have the right at any time prior to Closing to assign all or a portion of its rights under this Agreement to a Qualified Intermediary for the same purpose. In the event either Party assigns its rights under this Agreement pursuant to this Section 19 (e), such Party agrees to notify the other Party in writing of such assignment at or before Closing. If Sellers assigns its rights under this Agreement for this purpose, Buyer agrees to (i) consent to Sellers’s assignment of its rights in this Agreement in the form reasonably requested by the Qualified Intermediary, and (ii) pay the Purchase Price (as may be adjusted under the terms of this Agreement) for the Properties into a qualified escrow or qualified trust account at Closing as directed in writing. If Buyer assigns its rights under this Agreement for this purpose, Sellers agrees to (i) consent to Buyer’s assignment of its rights in this Agreement in the form reasonably requested by Buyer’s Qualified Intermediary or Exchange Accommodation Titleholder, (ii) refund to Buyer the Performance Deposit previously deposited by Buyer pursuant to this Agreement upon the Qualified Intermediary’s or Exchange Accommodation Titleholder’s payment to Sellers of a replacement Performance Deposit in the same amount, (iii) accept the Purchase Price (as may be adjusted under the terms of this Agreement) for the Properties from the account designated by Buyer’s Qualified Intermediary or Exchange Accommodation Titleholder at Closing, and (iv) at Closing, convey and assign directly to Buyer or

Purchase and Sale Agreement

Buyer’s Exchange Accommodation Titleholder (as directed in writing) the Properties which are the subject of this Agreement upon satisfaction of the other conditions to Closing and other terms and conditions hereof. Sellers and Buyer acknowledge and agree that any assignment of this Agreement, shall not increase the costs, expenses or liabilities of a Party as a result of the other Party’s assignment of this Agreement to a Qualified Intermediary or Exchange Accommodation Titleholder, shall not release either Party from any of their respective liabilities and obligations to each other under this Agreement, and that neither Party represents to the other party that any particular tax treatment will be given to either Party as a result thereof.

(f) No Third-Party Beneficiaries. This Agreement is not intended to confer upon any person not a party hereto any rights or remedies hereunder, and no person other than the Parties hereto is entitled to rely on any representation, covenant, or agreement contained herein.

(g) DTPA. To the extent applicable to the transaction contemplated hereby or any portion thereof, Buyer waives the provisions of the Texas Deceptive Trade Practices Act, Chapter 17, Subchapter E, Sections 17.41 through 17.63, inclusive (other than Section 17.555, which is not waived), of the Texas Business and Commerce Code. In connection with such waiver, Buyer hereby represents and warrants to Seller that Buyer is in the business of seeking or acquiring by purchase or lease, goods, or services, for commercial or business use, (ii) has assets of $5,000,000 or more according to its most recent financial statement, (iii) has knowledge and experience in financial and business matters that enable it to evaluate the merits and risks of the transaction contemplated hereby and (iv) is not in a significantly disparate bargaining position.

(h) Expenses. Each Party shall bear and pay all expenses incurred by it in connection with the transaction contemplated by this Agreement.

(i) Entire Agreement. This Agreement (together with the exhibits attached or to be attached hereto, the Conveyance, and the other agreements and instruments to be delivered in connection herewith) contains the entire understanding of the Parties with respect to subject matter hereof and supersedes all prior agreements, understandings, negotiations, and discussions among the Parties with respect to such subject matter; provided, however that any confidentiality agreements heretofore executed by Buyer and Seller, or their representatives, shall remain in full force and effect until Closing (at which time any confidentiality obligation imposed on Buyer relating to the Properties except to the extent pertaining to Excluded Assets—shall automatically terminate) and are not superseded or modified by this Agreement. The descriptive headings contained in this Agreement are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement. Within this Agreement words of any gender shall be held and construed to cover any other gender, and words in the singular shall be held and construed to cover the plural, unless the context otherwise requires. Time is of the essence in this Agreement.

(j) Waiver. This Agreement may be amended, modified, supplemented, restated or discharged (and provisions hereof may be waived) only by an instrument in writing signed by the party against whom enforcement of the amendment, modification, supplement, restatement or discharge (or waiver) is sought.

Purchase and Sale Agreement

(k) Binding. The Agreement shall be binding on the Parties and their respective successors and assigns.

(l) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas.

(m) Counterparts. This Agreement may be executed in counterparts, all of which are identical and all of which constitute one and the same instrument. It shall not be necessary for Buyer and Seller to sign the same counterpart.

(n) Failure to Close; Performance Deposit. Subject to the other provisions of this Section 19(n), if all of the conditions to the Closing set forth in Sections 10 and 11 hereof have not been satisfied when due or waived by the Party entitled to waive the same on or before July 31, 2008 (or such later date as hereafter may be mutually agreed upon by Buyer and Seller in writing); either Party (Buyer only as to Section 10; Sellers only as to Section 11) may terminate this Agreement upon written notice to the other; provided, however, that if this Agreement is terminated under circumstances other than those specified in the immediately following sentence, then Sellers shall promptly after termination return the Performance Deposit to Buyer; and neither Party shall have any further obligations or any liability to the other Party under this Agreement (other than the obligations under Section 8(c) and Section 16 hereof, which shall survive such termination). In the event that this Agreement is terminated by Sellers due to Buyer’s willful failure to close and consummate the transactions hereunder on or before the date specified herein above notwithstanding the satisfaction (or express waiver by Buyer) of all of Buyer’s conditions to close set forth under this Agreement, then Sellers shall be entitled to retain and keep the Performance Deposit (together with any interest or earnings earned thereon) as liquidated damages provided that the failure to consummate the transactions contemplated hereby on or before such date did not result from a failure to perform by Seller of any of its material covenants in this Agreement required to be performed at or prior to Closing or a breach of its representations or warranties under this Agreement. Neither Party may terminate this Agreement if it is in breach or default in any material respect of its undertakings or commitments provided for in this Agreement that are required to be fulfilled by such Party; and in the event Seller retains such Performance Deposit, as described above, such retention shall be Sellers’ sole and exclusive remedy against Buyer for any claims, losses or damages of any nature arising from the termination of this Agreement or the breach hereof or for the failure to close the contemplated transactions (provided, however, that any retention of the Performance Deposit shall not affect or relieve Buyer of any obligations or liabilities post-termination under Section 8(c) and Section 16 above). Retention of the Performance Deposit shall be as liquidated damages representing Sellers’ sole remedy for Buyer’s failure to consummate the transaction contemplated herein (without waiving any indemnification obligation of Buyer). The Parties agree that the Performance Deposit is a reasonable sum considering all the circumstances existing on the date of this Agreement, including the relationship of the sum to the range of harm to Sellers that reasonably could be

Purchase and Sale Agreement

anticipated and the anticipation that proof of actual damages would be costly or inconvenient. In all other terminations of this Agreement the Performance Deposit with interest earned shall be returned to Buyer. Upon any termination of this Agreement, under this Section 19(n) or otherwise, Sellers shall immediately be free to enjoy all rights of ownership of the Oil and Gas Properties and to sell, transfer, encumber, or otherwise dispose of the Oil and Gas Properties to any party without any restriction under this Agreement. The Parties agree to execute and deliver such written instruction letters or other instruments for the Escrow Agent under the Escrow Agreement in order that the Performance Deposit (together with any interest or earnings earned thereon) be released and paid in accordance with the terms of this Section 19(n).

20. Notification of Breaches; Supplementing Disclosure Schedules. Until the Closing,

(a) Buyer shall use commercially reasonable efforts to notify Seller promptly after Buyer obtains actual knowledge that any representation or warranty of Sellers contained in this Agreement is untrue in any material respect or will be untrue in any material respect as of the Closing Date or that any covenant or agreement to be performed or observed by Sellers prior to or on the Closing Date has not been so performed or observed in any material respect.

(b) Sellers shall use commercially reasonable efforts to notify Buyer promptly after Sellers obtain actual knowledge that any representation or warranty of Buyer contained in this Agreement is untrue in any material respect or will be untrue in any material respect as of the Closing Date or that any covenant or agreement to be performed or observed by Buyer prior to or on the Closing Date has not been so performed or observed in a material respect.

(c) If any of Sellers’ or Buyer’s representations or warranties is untrue or shall become untrue in any material respect between the date of execution of this Agreement and the Closing Date, or if any of a Seller’s or Buyer’s covenants or agreements to be performed or observed prior to or on the Closing Date shall not have been so performed or observed in any material respect, but if such breach of representation, warranty, covenant or agreement shall (if curable) be cured by the Closing (or, if the Closing does not occur, by the date set forth in Section 19(n) above) then such breach shall be considered not to have occurred for all purposes of this Agreement. If such matter may not be cured on or prior to Closing, a Seller may, from time to time, prior to the Closing (but in no case later than five (5) business days prior to Closing), by delivering a written copy thereof to Buyer, supplement or amend the exhibits and schedules attached to this Agreement (“Seller Disclosure Schedules”) to correct any matter that would constitute a breach of any representation or warranty of Sellers herein contained (but such supplement or amendment would be effective only on and after Closing). If Sellers propose to supplement or amend any Seller Disclosure Schedule within ten (10) business days of the Closing, then Buyer shall have the right to postpone the Closing Date for a reasonable period to evaluate the amendments and supplements (but in no case to a date later than the date that is thirty (30) days after Buyer’s receipt of such proposal to supplement or amend the Seller Disclosure Schedule). Regardless of any proposed amendment or

Purchase and Sale Agreement

supplement by Sellers, Buyer shall have the right to defer Closing or not close the transactions until its closing conditions set forth in Section 10(a) are satisfied, if applicable; and to the extent Closing does not occur on or before December 1, 2008 by reason thereof (and Sellers have not otherwise cured the matter in a manner such that the proposed supplement or amendment would no longer be required), then Buyer shall have the right to thereafter terminate this Agreement, and in accordance with (and subject to) the provisions of Section 19(n) above, Buyer would have the right to receive the Performance Deposit, plus interest thereon, to the extent provided in Section 19(n) above. Buyer may, from time to time, prior to the Closing (but in no case later than five (5) business days prior to Closing), by delivering a written copy thereof to Sellers, propose to supplement or amend the exhibits and schedules attached to this Agreement (“Buyer Disclosure Schedules”) to correct any matter that would constitute a breach of any representation or warranty of Buyer herein contained (but such supplement or amendment would be effective only on and after Closing). If Buyer proposes to supplement or amend any Buyer Disclosure Schedule within ten (10) business days of the Closing, then Sellers shall have the right to postpone the Closing Date for a reasonable period to evaluate the amendments and supplements (but in no case to a date later than the date that is thirty (30) days after Seller’s receipt of such proposal to supplement or amend the Buyer Disclosure Schedule). Regardless of any proposed amendment or supplement by Buyer, Sellers shall be free to defer Closing or not close the transactions until its closing conditions set forth in Section 11(a) are satisfied, if applicable; and to the extent Closing does not occur on or before December 1, 2008 by reason thereof (and Buyer has not otherwise cured the matter in a manner such that the proposed supplement or amendment would no longer be required), then Sellers shall have the right thereafter to terminate this Agreement, and in accordance with (and subject to) the provisions of Section 19(n) above, Sellers may have the right to receive, retain and keep the Performance Deposit but only to the extent the other conditions for retention of such Performance Deposit are met and only to the extent provided in Section 19(n) above, together with interest and earnings thereon. If the Closing occurs, any such supplement or amendment of any such Seller Disclosure Schedules will be effective to cure and correct any breach of any representation or warranty that would have existed absent such amendment or supplement but not any breach of covenants, and the applicable Party shall have no right, and hereby waives any and all rights, to bring any claim in respect of or relating to such breach of representation or warranty. If the Closing, or termination of this Agreement, has not occurred on or prior to December 15, 2008 then this Agreement shall automatically terminate and the Performance Deposit plus interest specified in Section 19(n) above shall be returned to Buyer.

Purchase and Sale Agreement

IN WITNESS WHEREOF, this Agreement is executed by the Parties hereto on the date set forth above.

SELLERS:

DUNE ENERGY, INC.

By:	/s/ James A. Watt
Name:	James A. Watt
Title:	President

DUNE PROPERTIES, INC.

By:	/s/ James A. Watt
Name:	James A. Watt
Title:	President

BUYER:

PIONEER NATURAL RESOURCES USA, INC.

By:	/s/ William F. Hannes
Name:	William F. Hannes
Title:	EVP Business Development